EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2015 Results and 2016 Guidance
ATLANTA, February 4, 2016 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located in select sub-markets of major U.S. cities, today announced its results for the quarter and year ended December 31, 2015.

Highlights for the Three Months and Year Ended December 31, 2015:

•	Achieved Core Funds From Operations ("Core FFO") of $0.41 and $1.60 per diluted share for the quarter and year ended December 31, 2015, respectively;

•	Reported Adjusted Funds from Operations ("AFFO") of $0.29 and $1.23 per diluted share for the quarter and year ended December 31, 2015, respectively;

•
Achieved approximately 9% growth in cash-basis Same Store Net Operating Income ("SSNOI") for both the three and twelve months ended December 31, 2015, as compared to the same periods in the prior year;

•	Completed over 800,000 square feet of leasing during the fourth quarter, bringing total leasing for the year to 3.1 million square feet and resulting in a year-end leased percentage of 91.5%;

•
Disposed of nine assets during the year ended December 31, 2015, including two in the fourth quarter, resulting in approximately $848.2 million in net sales proceeds and a $168.2 million gain which is included in the Company's results of operations for the year ended December 31, 2015;

•
Using proceeds from the dispositions mentioned above, repurchased approximately nine million shares of its common stock at an average price of $17.68 per share, purchased five assets in the Company's strategic markets, including three in the fourth quarter, and reduced debt by approximately $240 million on a year-over-year basis.

Donald A. Miller, CFA, President and Chief Executive Officer, said, "We are very pleased with our 2015 accomplishments. We were able to take advantage of the strong sellers' market during the year and move a number of non-core assets out of the portfolio, as well as decrease our Chicago concentration significantly with the sale of Aon Center. Thanks to strong leasing results, an opportunistic equity market, and a few well-timed, strategic acquisitions, we were able to significantly improve our leased percentage and the overall quality of the portfolio without dilution for our stockholders. As a result, we feel the Company as a whole, its portfolio of assets, and its balance sheet are exceedingly well-positioned headed into 2016.”

Results for the Quarter ended December 31, 2015

Piedmont recognized net income available to common stockholders for the three months ended December 31, 2015 of $125.6 million, or $0.84 per diluted share, as compared with $12.5 million, or $0.08 per diluted share, for the three months ended December 31, 2014. The fourth quarter of 2015 included a

$114.3 million, or $0.78 per diluted share, gain on sale of real estate asset during the period associated with the sale of Aon Center located in downtown Chicago, IL.

Revenues for the three months ended December 31, 2015 decreased to $139.5 million, compared to $146.7 million for the same period a year ago, due to the sale of our largest asset during the fourth quarter of 2015. Results for the three months ended December 31, 2015 also reflect a $1.3 million increase in general and administrative expense, primarily as a result of accruing for potential performance-based compensation driven by improved operating results during the quarter ended December 31, 2015, including $0.4 million of expense related to increasing accruals related to previous years under the Company's three-year relative stock performance plans. The fourth quarter of 2015 also reflects an approximate $2.8 million decrease in net insurance recoveries from casualty events as compared to the fourth quarter of 2014.

Funds From Operations ("FFO") was $0.41 per diluted share for the three months ended December 31, 2015 as compared to $0.40 for the three months ended December 31, 2014 with the increase primarily reflecting the commencement of several significant leases, the expiration of various operating expense abatement periods, and the acquisition of five properties during 2015. Those increases were partially offset by the sale of nine properties during 2015 as well as the increase in general and administrative expense and the decrease in insurance recoveries from casualty losses noted above.

Core FFO, which excludes insurance recoveries, gain on extinguishment of swaps, and acquisition costs was $0.41 per diluted share for the current quarter, as compared to $0.39 per diluted share in the fourth quarter of the prior year. This increase was driven primarily by the same factors affecting our FFO over the period, with the exception of the decrease in insurance recoveries.

AFFO for the fourth quarter of 2015 totaled $42.4 million, or $0.29 per diluted share, compared to $41.2 million, or $0.27 per diluted share, in the fourth quarter of 2014, driven primarily by the same factors affecting our FFO over the period.

In addition, net income available to common stockholders per share, FFO per diluted share, Core FFO per diluted share and AFFO per diluted share for the current quarter were all favorably impacted by the repurchase of approximately nine million shares during the year.

Results for the Year ended December 31, 2015

Piedmont recognized net income available to common stockholders for the year ended December 31, 2015 of $173.0 million, or $1.15 per diluted share, as compared to $43.3 million, or $0.28 per diluted share, for the year ended December 31, 2014. The 2015 results included $168.2 million, or $1.12 per diluted share, in gain on sales of real estate assets as compared to $2.3 million, or $0.02 per diluted share, of such gains in 2014. In addition, the results for the year ended December 31, 2015 included a $40.2 million, or $0.27 per diluted share, impairment loss associated with the Company's exit from the Cleveland, OH and Parsippany, NJ markets during the year. Excluding the $40.2 million impairment loss, the Company's real estate operating income for the year ended December 31, 2015 was $117.0 million, as compared to $107.8 million for the year ended December 31, 2014, with the $9.2 million increase being attributable to the commencement of certain significant leases, the expiration of various operating expense abatement periods, and the acquisition of five properties during 2015. These increases were partially offset by the sale of nine properties, a $6.5 million increase in general and administrative expense primarily as a result of the recognition of increased performance-based compensation expense. Net income available to common stockholders for the year ended December 31, 2015 was further impacted by a $7.3 million decrease in non-recurring insurance recoveries as compared to the year ended December 31, 2014.

Revenues for the year ended December 31, 2015 were $584.8 million, as compared with $566.3 million for the year ended December 31, 2014, with the $18.5 million increase attributable to new leases commencing and operating expense abatement periods expiring. Property operating costs were $242.0 million for the year ended December 31, 2015, an increase of $2.5 million compared to $239.5 million the prior year. The increase was primarily due to increased occupancy at certain of our assets, as well as increased property tax expense at certain of our properties as a result of higher valuations, partially offset by net disposition activity during the year. General and administrative expenses were $30.4 million for the year ended December 31, 2015, as compared to $23.8 million for the year ended December 31, 2014, primarily as a result of accruing for potential performance-based compensation driven by improved operating results during the year ended December 31, 2015, including $1.5 million of expense related to increasing accruals related to previous years under the Company's three-year relative stock performance plans.

FFO was $1.59 per diluted share for the year ended December 31, 2015, as compared to $1.53 for the year ended December 31, 2014, with the increase reflecting the commencement of several significant leases, the expiration of various operating expense abatement periods, and the impact of acquisition activity during 2015 and 2014, partially offset by the sale of nine assets, the increase in general and administrative expense, and the decrease in insurance recoveries noted above.

Core FFO, which excludes insurance recoveries as well as loss on extinguishment of swaps, and acquisition costs, was $1.60 per diluted share for the year ended December 31, 2015, as compared to $1.49 per diluted share for the year ended December 31, 2014. The increase was driven primarily by the same factors affecting FFO over the period, with the exception of the decrease in casualty recoveries.

AFFO for the year ended December 31, 2015 was $1.23 per diluted share compared to $0.76 per diluted share for the year ended December 31, 2014, primarily due to the same factors impacting Core FFO above, as well as a $40.5 million decrease in non-incremental capital expenditures and a $13.4 million reduction in straight-line rent adjustments as certain large tenant build outs were completed and significant rental abatements expired during 2015.

In addition, net income available to common stockholders per share, FFO per diluted share, Core FFO per diluted share and AFFO per diluted share for the year ended December 31, 2015 were all favorably impacted by the repurchase of approximately nine million shares during the year.

Leasing Update

The Company's leasing volume for the three months ended December 31, 2015 totaled 812,000 square feet, bringing the total for the year to 3.1 million square feet, of which approximately half of the annual leasing related to new tenant leasing. The fourth quarter activity included approximately 267,000 square feet, or 33%, of new tenant leasing and 545,000, or 67% of renewal leasing. New leasing for the quarter primarily centered on the Company's Washington, D.C. portfolio and included: an approximately 100,000 square foot, 12-year lease with the District of Columbia at One Independence Square; an approximate 35,000 square foot, 15-year lease with the Federal Mediation and Conciliation Service, also at One Independence Square; and an approximately 40,000 square foot, 12-year lease with MakeOffices at 3100 Clarendon Boulevard in Arlington, VA. Significant renewals during the quarter included First Data Corporation's extension of approximately 195,000 square feet at our Glenridge Highlands Two asset in

Atlanta, GA; approximately 135,000 square foot renewal and contraction of Comdata's space at our 5301 Maryland Way asset in Nashville, TN; BSH Home Appliances' approximately 67,000 square feet at 1901 Main Street in Irvine, CA; and Microsoft Mobile, Inc's approximately 55,000 square feet at 5 Wayside Road in Burlington, MA.

The Company's overall portfolio was approximately 91.5% leased as of December 31, 2015, up 380 basis points from 87.7% a year ago. Weighted average lease term remaining was approximately 6.7 years as of December 31, 2015, down from the prior quarter due to the sale of Aon Center. Cash basis SSNOI was $67.8 million and $271.2 million for the three and twelve months ended December 31, 2015, respectively, representing a 9% increase over both of the same periods in the prior year, as certain significant leases commenced and abatement periods continued to expire. As of December 31, 2015, the Company had approximately 1.4 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.6 million square feet of executed leases for currently vacant space yet to commence. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant near-term abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Activity

As previously announced, during the fourth quarter the Company sold Aon Center, a 2.7 million square foot office tower located at 200 East Randolph Street in downtown Chicago and 87% leased to multiple tenants, for a gross sales price of $712 million (approximately $260 per square foot). The transaction resulted in net sales proceeds of approximately $646.2 million (after deducting closing costs, buyer-assumed lease abatements, and contractual tenant capital improvements and leasing commissions) and a $114.3 million gain that is included in the Company's operational results for the three months ended December 31, 2015.

In addition during the fourth quarter of 2015, Piedmont sold 2 Gatehall Drive, an approximately 400,000 square foot office building located in Parsippany, NJ and 100% leased to two tenants, for $51.0 million ($126 per square foot).

As previously announced, Piedmont used proceeds from the sales to pay down debt, to repurchase shares, and to acquire the following assets located in the Company's target markets:

•
Galleria 300, an approximately 430,000 square foot Class A office building prominently located within the master-planned "Galleria" development in Atlanta's Cumberland/Galleria office submarket. In addition to extraordinary visibility and accessibility, Galleria 300 is surrounded by extensive walkable amenities including, among others, Cobb Galleria Centre and SunTrust Park, the new Atlanta Braves ballpark currently scheduled to be completed in 2017. Galleria 300 is currently 89% leased to 22 high-quality tenants, including anchor tenant Travelport.

•
SunTrust Center, a two-building, approximately 650,000 square foot Class A trophy office landmark located in the center of Orlando's central business district. SunTrust Center is currently 89% leased to a host of tenants, including anchor tenant SunTrust Bank, as well as some of the nations most prestigious law firms. The purchase also includes an adjoining 1,292-space parking garage.

•
Glenridge Highlands One, located on the Glenridge Connector in Atlanta, GA, for $63.6 million. The acquisition completes Piedmont's ownership of the entire Glenridge Highlands office complex. Glendridge Highlands One is an approximately 288,000 square foot, 90% leased, Class A office building located adjacent to Piedmont's Glenridge Highlands Two Building and a developmental land parcel also owned by Piedmont.

•	A five acre land parcel for $1.4 million, located adjacent to Piedmont's Suwanee Gateway One asset. A portion of the land is expected to be used for expanded parking for Suwanee Gateway One.

Other Events

First Quarter Dividend Declaration

On February 4, 2016, the board of directors of Piedmont declared dividends for the first quarter of 2016 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 26, 2016, payable on March 18, 2016.

Guidance for 2016

Based on management's expectations, the Company is introducing guidance for full-year 2016 as follows:

(in millions, except per share data)	Low		High
Net Income	$137	-	$156
Add: Depreciation, Amortization, and Other	169	-	176
Less: Gain on Sale of Real Estate Assets	(75)	-	(90)
Core FFO	$231	-	$242
Core FFO per diluted share	$1.58	-	$1.66

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including those discussed under "Forward Looking Statements" below. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures, such as FFO, Core FFO, AFFO, Same Store NOI, Property NOI, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Friday, February 5, 2016 at 10:00 A.M. Eastern standard time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through Februay 19, 2016, and may be accessed by dialing (877) 660-6853 for participants in the United States and Canada and (201) 612-7415 for international participants, followed by conference identification code 13627957. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2015 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended December 31, 2015 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 20 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include, but are not limited to, whether the Company as a whole, its portfolio of assets, and its balance sheet are exceedingly well-positioned headed into 2016 and the Company's estimated range of Net Income, Depreciation, Amortization and Other, Gain on Sale of Real Estate Assets, Core FFO and Core FFO per diluted share for the year ending December 31, 2016.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: economic, regulatory and socio-economic changes (including accounting standards) that impact the real estate market generally or that could affect the patters of use of commercial office space, may cause our operating results to suffer and decrease the value of our real estate properties; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; lease terminations or lease defaults, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office market in general and of the specific markets in which we operate, particularly in Chicago, Washington, D.C., and the New York metropolitan area, where we have high concentrations of office properties; the illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties; acquisitions of properties may have unknown risks and other liabilities at the time of acquisition; development and construction delays and resultant increased costs and risks may negatively impact our operating results; our real estate development strategies may not be successful; future terrorist attacks in the major metropolitan areas in which we own properties could significantly impact the demand for, and value of, our properties; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may negatively affect us and could cause us to recognize impairment charges on both our long-lived assets or goodwill or otherwise impact our performance; availability of financing and our lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; future offerings of debt or equity securities may adversely affect the market price of our common stock; changes in market interest rates may have an effect on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; we may be subject to litigation, which could have a material adverse effect on our financial condition; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2014, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)
	December 31, 2015	December 31, 2014

Assets:
Real estate assets, at cost:
Land	$685,850	$674,554
Buildings and improvements	3,826,322	3,631,580
Buildings and improvements, accumulated depreciation	(922,019)	(889,997)
Intangible lease assets	177,675	150,037
Intangible lease assets, accumulated amortization	(93,012)	(79,860)
Construction in progress	20,990	61,891
Real estate assets held for sale, gross	—	735,295
Real estate assets held for sale, accumulated depreciation and amortization	—	(208,408)
Total real estate assets	3,695,806	4,075,092
Investments in and amounts due from unconsolidated joint ventures	7,577	7,798
Cash and cash equivalents	5,441	12,306
Tenant receivables, net of allowance for doubtful accounts	26,339	27,711
Straight line rent receivables	152,122	146,836
Notes receivable	45,400	—
Restricted cash and escrows	5,174	5,679
Prepaid expenses and other assets	24,843	25,656
Goodwill	180,097	180,097
Interest rate swaps	—	430
Deferred lease costs, less accumulated amortization	291,736	228,953
Other assets held for sale, net	—	77,276
Total assets	$4,434,535	$4,787,834
Liabilities:
Unsecured debt, net of discount	$1,528,221	$1,821,302
Secured debt	501,289	448,620
Accounts payable, accrued expenses, and accrued capital expenditures	128,465	133,988
Deferred income	27,270	22,215
Intangible lease liabilities, less accumulated amortization	42,853	42,560
Interest rate swaps	9,993	6,417
Other liabilities held for sale, net	—	717
Total liabilities	2,238,091	2,475,819
Stockholders' equity :
Common stock	1,455	1,543
Additional paid in capital	3,669,977	3,666,182
Cumulative distributions in excess of earnings	(1,477,674)	(1,365,620)
Other comprehensive income	1,661	8,301
Piedmont stockholders' equity	2,195,419	2,310,406
Non-controlling interest	1,025	1,609
Total stockholders' equity	2,196,444	2,312,015
Total liabilities and stockholders' equity	$4,434,535	$4,787,834

Number of shares of common stock outstanding as of end of period	145,512	154,324

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Revenues:
Rental income	$115,617	$115,915	$468,872	$454,635
Tenant reimbursements	23,405	30,295	113,881	109,548
Property management fee revenue	439	501	2,016	2,069
Total revenues	139,461	146,711	584,769	566,252
Expenses:
Property operating costs	54,608	62,002	242,000	239,436
Depreciation	31,033	35,442	134,503	138,596
Amortization	17,240	14,172	60,886	56,579
Impairment loss on real estate assets	—	—	40,169	—
General and administrative	7,642	6,306	30,368	23,820
Total operating expenses	110,523	117,922	507,926	458,431
Real estate operating income	28,938	28,789	76,843	107,821
Other income (expense):
Interest expense	(17,978)	(18,854)	(73,998)	(74,446)
Other income (expense)	347	(6)	1,565	62
Net recoveries (loss) from casualty events and litigation settlements	(278)	2,478	(278)	6,992
Equity in income (loss) of unconsolidated joint ventures	135	160	553	(350)
Total other expense	(17,774)	(16,222)	(72,158)	(67,742)
Income from continuing operations	11,164	12,567	4,685	40,079
Discontinued operations:
Operating income (loss)	71	(42)	84	954
Gain (loss) on sale of real estate assets	1	—	(1)	1,198
Income (loss) from discontinued operations	72	(42)	83	2,152
Gain (loss) on sales of real estate	114,411	(8)	168,237	1,132
Net income	125,647	12,517	173,005	43,363
Less: Net income attributable to noncontrolling interest	(3)	(3)	(15)	(15)
Net income attributable to Piedmont	$125,644	$12,514	$172,990	$43,348
Weighted average common shares outstanding - diluted*	146,014	154,520	150,880	154,585
Per Share Information -- diluted:
Income from continuing operations and gain on sale of real estate assets	$0.84	$0.08	$1.15	$0.27
Income from discontinued operations	$—	$—	$—	$0.01
Net income available to common stockholders	$0.84	$0.08	$1.15	$0.28

*Number of shares of common stock outstanding as of end of period	145,512	154,324	145,512	154,324

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
GAAP net income applicable to common stock	$125,644	$12,514	$172,990	$43,348
Depreciation (1) (2)	30,867	35,365	133,992	138,497
Amortization (1)	17,257	14,188	60,951	56,848
Impairment loss on real estate asset	—	—	40,169	—
(Gain) loss on sale of real estate assets (1)	(114,412)	8	(168,236)	(2,161)
NAREIT funds from operations applicable to common stock*	59,356	62,075	239,866	236,532
Acquisition costs	644	21	919	560
(Gain) loss on extinguishment of swaps	(94)	—	38	—
Net (recoveries) loss from casualty events	278	(2,478)	278	(6,992)
Core funds from operations applicable to common stock*	60,184	59,618	241,101	230,100
Deferred financing cost amortization	715	627	2,837	2,703
Amortization of note payable step-up	(121)	(120)	(484)	(246)
Amortization of discount on Senior Notes	48	47	194	175
Depreciation of non real estate assets	226	138	755	508
Straight-line effects of lease revenue (1)	(4,960)	(5,171)	(15,734)	(29,121)
Stock-based and other non-cash compensation expense	2,051	929	7,090	3,975
Net effect of amortization of above or below-market in-place lease intangibles (1)	(1,202)	(1,074)	(4,571)	(4,727)
Acquisition costs	(644)	(21)	(919)	(560)
Non-incremental capital expenditures (3)	(13,939)	(13,768)	(44,136)	(84,630)
Adjusted funds from operations applicable to common stock*	$42,358	$41,205	$186,133	$118,177
Weighted average common shares outstanding - diluted**	146,014	154,520	150,880	154,585
Funds from operations per share (diluted)	$0.41	$0.40	$1.59	$1.53
Core funds from operations per share (diluted)	$0.41	$0.39	$1.60	$1.49
Adjusted funds from operations per share (diluted)	$0.29	$0.27	$1.23	$0.76

**Number of shares of common stock outstanding as of end of period	145,512	154,324	$145,512	$154,324

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the extinguishment of swaps, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014

Net income attributable to Piedmont	$125,644	$12,514	$172,990	$43,348
Net income attributable to noncontrolling interest	3	3	15	15
Interest expense	17,978	18,854	73,998	74,446
Depreciation (1)	31,093	35,503	134,747	139,004
Amortization (1)	17,257	14,188	60,951	56,848
Acquisition costs	644	21	919	560
Impairment loss on real estate asset	—	—	40,169	—
Net (recoveries) loss from casualty events and litigation settlements	278	(2,478)	278	(6,992)
Gain on sale of real estate assets (1)	(114,412)	8	(168,236)	(2,161)
Core EBITDA*	78,485	78,613	315,831	305,068
General & administrative expenses (1)	7,646	6,313	30,410	23,863
Management fee revenue	(224)	(272)	(1,115)	(1,110)
Other (income)/expense (1)	(992)	(15)	(2,484)	39
Straight line effects of lease revenue (1)	(4,960)	(5,171)	(15,734)	(29,121)
Amortization of lease-related intangibles (1)	(1,202)	(1,074)	(4,571)	(4,727)
Property Net Operating Income (cash basis)*	78,753	78,394	322,337	294,012
Acquisitions	(5,168)	(2,314)	(13,867)	(3,757)
Dispositions	(5,519)	(13,383)	(36,151)	(41,584)
Other investments	(248)	(277)	(1,070)	(18)
Same Store NOI (cash basis)*	$67,818	$62,420	$271,249	$248,653
Change period over period in Property NOI	0.5%	N/A	9.6%	N/A
Change period over period in Same Store NOI	8.6%	N/A	9.1%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure, because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.